As filed with the Securities and Exchange Commission on July 17,1997
                                                        ------------------------

                                                            SEC File No.
                                                                        --------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                        ELECTRONICS COMMUNICATIONS CORP.
             (Exact Name of Registrant as Specified in its Charter)

             Delaware                                    11-2649088
 (State or other jurisdiction of             (I.R.S Employer Identification No.)
  incorporation or organization)

     10 Plog Road, Fairfield, New Jersey                   07004
  (Address of principal executive offices)               (Zip Code)

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                BAY STATE DEVELOPMENT TRUST CONSULTING AGREEMENT
                            (Full title of the plan)

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                          William S. Taylor, President
                        ELECTRONICS COMMUNICATIONS CORP.
                                  10 Plog Road
                           Fairfield, New Jersey 07004
                     (Name and address of agent for service)
                                 (201) 808-8862
          (Telephone number, including area code, of agent for service)

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                                   Copies to:
                           Jeffrey L. Rosenberg, Esq.
                                ROSENBERG & FEIN
                          767 Third Avenue, 38th Floor
                            New York, New York 10017

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                         CALCULATION OF REGISTRATION FEE

                                                 Proposed    Proposed
                                                 Maximum     Maximum
    Title of                                     Offering    Aggregate    Amount of
    Securities to be          Amount to be       Price Per   Offering     Registration
    Registered                Registered         Share       Price        Fee
    ----------                ----------         ----------  ----------   ----------

    Class A Common Stock,     50,000 Shares      $.4125 (1)  $20,624      $6.25
    par value $.05

(1) Estimated solely for the purposes of calculating the Registration Fee pursuant to Rule 457 under the Securities Act of 1933. Amount of fee based on the highest average sales price of the registrant's Class A Common Stock as quoted on NASDAQ for the five trading days preceding the date of this Prospectus.

                        ELECTRONICS COMMUNICATIONS CORP.
         CROSS-REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

      Form S-8 Item Number
           and Caption                             Caption in Prospectus
           -----------                             ---------------------

1.  Forepart of Registration Statement      Facing Page of Registration
    and Outside Front Cover Page of         Statement and Cover Page of
                                            Prospectus

2.  Inside Front and Outside Back Cover     Inside Cover Page of Prospectus and
    Pages of Prospectus                     Outside Cover Page of Prospectus

3.  Summary Information, Risk Factors and   Risk Factors
    Ratio of Earnings to Fixed Charges

4.  Use of Proceeds                         Use of Proceeds

5.  Determination of Offering Price         Not Applicable

6.  Dilution                                Not Applicable

7.  Plan of Distribution                    Plan of Distribution

8.  Selling Securityholders                 Selling Securityholders

9.  Description of Securities to be         Description of Securities; Bay State
    Registered                              Development Trust Consulting
                                            Agreement; Selling Securityholders

10. Interests of Named Experts and Counsel  Interests of Named Experts and
                                            Counsel

11. Material Changes                        Not applicable

12. Incorporation of Certain Information    Incorporation of Certain Documents
    by Reference                            by Reference

13. Disclosure of Commission Position on    Indemnification
    Indemnification for Securities Act
    Liabilities

                                   PROSPECTUS

                        ELECTRONICS COMMUNICATIONS CORP.
                          50,000 SHARES OF COMMON STOCK
                                ($.05 PAR VALUE)

      This Prospectus is part of a Registration Statement which registers an aggregate of 50,000 shares of Common Stock, $.05 par value ("Common Stock") of Electronics Communications Corp. (the "Company") which may be sold, as set forth herein, by Bay State Development Trust "Bay State"), a consultant to the Company (the "Bay State Shares"). The Bay State Shares were issued under the Bay State Development Trust Consulting Agreement (the "Consulting Agreement") (Bay State may sometimes hereinafter be referred to as the "Consultant" or the "Selling Securityholder"). Bay State has represented and committed to the Company that it will not sell the Bay State Shares for a period of forty-five (45) days after the filing and effectiveness of this Registration Statement (the "Restricted Period"). Thereafter, it may sell all or a portion of the Bay State Shares from time to time in the over-the-counter market, at prices obtainable at the time of sale, or in privately negotiated transactions at prices determined by negotiation. The Consultant may effect such transactions by selling the Bay State Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Consultant and/or the purchasers of the shares for whom such broker/dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker/dealer may be in excess of customary commissions). The Consultant, and the brokers and dealers through whom sales of the shares may be made, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

      The Company will not receive any of the proceeds from the sale of the Bay State Shares by the Consultant. Additionally, pursuant to an agreement between the Company and the Consultant, the cost of registering the shares offered hereby, estimated to be $15,000, is being paid by the Company. The Consultant will, however, pay the other costs related to the sale of their shares, including discounts, commissions and transfer fees.

      The Company's Common Stock is traded in over-the-counter market and quoted on NASDAQ. Prior to this Offering, however, the public market for the Company's Common Stock has been illiquid, and there can be no assurance that a more viable public market will develop in the future. On July 14, 1997, the bid and ask price of the Company's Common Stock, as quoted on NASDAQ, were $.50 and $.375, respectively.

      There can be no assurance that a market for the Common Stock will continue in the future. The Company has no arrangements with broker-dealers concerning the maintenance of the trading market for the Common Stock.

      No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of Common Stock shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The date of this Prospectus is July 15, 1997.

Additional Information Available

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such filings may and should be inspected and/or copied at the Company's offices, or at the public information facilities maintained by the Commission at: (i) Judiciary Plaza, 450 Fifth Street NW, Room 1204, Washington, DC 20549; (ii) 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and (iii) at 75 Park Place, Suite 1400, New York, NY 10007. Copies of such materials also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street NW, Judiciary Plaza, Washington, DC 20549. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street NW, Washington, DC 20002.

      A copy of the Company's most recent Annual Report, as amended, on Form 10-KSBA, for the year ended December 31, 1996, and the Company's most recent Quarterly Report on Form 10-QSB, for the quarter and three (3) months ended March 31, 1997, as filed with the Commission, are available upon request to the Company, 10 Plog Road, Fairfield, New Jersey 07004, Attention: Les Winder.

      Additionally, a copy of the Company's Business and Marketing Plan, entitled: "ECC: Bringing the Future to Market Today," is available by mail. In considering this document, however, it should be recognized that the Business Plan serves as a forward-looking, optimistic, sales tool, and any information contained therein should not be relied upon in connection with a decision to purchase the Debentures offered herein, other than as background, as projections, optimistic forward views, which may reflect the opinion or views of Management, but which may be without any substantive support. In addition, it should be recognized that projections are inherently unreliable. The foregoing is even more significant because such projections address an emerging and untested market and a new technology; and substantial additional financing is necessary to accomplish the goals and purposes of that Business Plan, which may not be available to the Company when needed. Moreover, during the past 18 months, or more, the Company has suffered recurring losses from operations, and has a net working capital deficiency which, in the aggregate, raises substantial doubt about its ability to continue as a going concern. (See Report of the Company's Independent Certified Public Accountants and Note 21 to the Financial Statements appearing in the Company's Annual Report on Form 10- KSB/A, for the year ended December 31, 1996).

      The Company has filed with the Commission Pre-Effective Amendment No. 5 to its Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to 384,515 shares of Common Stock, 1,360,000 Class A Redeemable Common Stock Purchase Warrants (the "'A' Warrants") and 1,360,000 shares of Common Stock issuable upon the exercise of the A Warrants. This Prospectus does not contain all of the information set forth in that Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of the Common Stock and A Warrants offered by the Prospectus included in that Registration Statement on Form S-3, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

      In addition to examining the above-referenced information relating to the Company, each Selling Securityholder and his, her, or its professional and/or offeree representatives may, during normal business hours: (a) have access to the same kind of information with respect to the Company as specified in Part I of a Registration Statement on Form SB-2 filed under the Act; and (b) ask questions of the Officers of the Company with respect to the terms and conditions of this Offering, and request additional information which the purchaser or his, her or its representatives deem necessary to verify information concerning the Company. Inquiries relating to information concerning the Company may be made to the Company, at the offices of the Company located at 10 Plog Road, Fairfield, New Jersey 07004, or by telephone at (201) 808- 8862,
Attention: William S. Taylor, President, or Les Winder, Executive Vice
President.

      The Company is a Delaware corporation, formed in 1984.

                                   THE COMPANY

      The Company intends to continue to mature as a full-service, regional, telecommunications company, which Management believes is positioned to take advantage of the rapidly emerging wireless telecommunications marketplace through its advanced technologies and services. The Company operates its own FCC licensed, state-of-the-art, Glenayre 900 MHz FlexTM "Paging Network," covering metropolitan New York, New Jersey, Lower Connecticut and downtown Philadelphia, a trunked radio paging network, is a reseller of airtime on third-party paging networks, and acts as an agent in the solicitation of activation of cellular telephone numbers and service. Significantly, the Company is also engaged in the development and construction of facilities for a Personal Communications Services ("PCS") network, as a predicate to becoming an operating company to provide PCS services pursuant to licenses recently acquired at FCC auction, covering nearly 1.5 million POPs (points of population). The Company's PCS licenses cover the following markets: Bangor/Lewiston - Auburn/Waterville - Augusta, Maine; Burlington/Rutland - Bennington, Vermont; and Elmira - Corning - Hornell, New York (the "PCS License Area"). The new PCS technology utilizes higher radio frequencies auctioned by the FCC, and substantially reduces static and improves reliability as compared to existing non-digital cellular telephones. The advanced PCS phones will also offer many features unavailable on current cellular telephones, such as paging, fax, E-mail and Caller I.D. capabilities.

      The Company's principal current source of revenue is derived from its activities as a subagent for AT&T agents and dealers, with respect to the solicitation and sale of cellular telephone service and related equipment, its solicitations for activations for PCS as an agent for OmniPoint, in the New York Metropolitan Area and from the operation of its proprietary Paging Network. (See "Business of the Company -- The Company and its Subsidiaries")

      The Company's emergence as a wireless telecommunications carrier will represent a material change in the focus and direction of the Company's operations, which previously centered upon the Company's role as a distributor of communications, consumer, and business-oriented electronics products. Those operations, which were principally carried on by the Company's wholly owned subsidiary, Free Trade Distributors, Inc., have been substantially eliminated or reduced, in light of a longer-term view regarding profitability and diminishing margins; and so that the Company could focus on activities within the telecommunications arena. (See "Business of the Company.")

      The Company's offices are located at 10 Plog Road, Fairfield, NJ 07004. Its telephone number is (201) 808-8862.

                                  RISK FACTORS

      These securities involve a high degree of risk, and no one should invest in these securities who cannot afford a complete loss of his or her investment. Several risk factors regarding these securities are set forth below. However, the investor is cautioned that this list is not necessarily complete and that the investor should consult with his or her professional advisors prior to investing in these securities.

Development Stage Company; Future Operating
Losses and Negative Cash Flow from Operations

      Due to its recent change in focus and direction from an electronics distribution company to a multi-faceted wireless telecommunications company, and its anticipated required large additional capital and development needs, the Company must be deemed to be as if it were at an early stage of development, with substantial uncertainty about its future. As of the date of this Prospectus, the Company has had a limited commercial operation of its Paging Network, and no commercial PCS Network operations. Consequently, the Company may be deemed to have limited relevant historical financial information upon which a prospective investor could perform an evaluation, other than with respect to its mobile cellular telephone operations. The Company will continue to incur significant expenses in advance of generating revenues, and is expected to realize significant operating losses and significant negative cash flow over at least the next four quarters, or more. As discussed in the "Report of Independent Certified Public Accountants," dated February 17, 1997, and in Note "21" to the Financial Statements appearing in the Company's 10-KSB/A, for the year ended December 31, 1996, the Company has suffered recurring losses from operations during its transition period, and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern.

      Although the Company is settled in and satisfied with the adequacy of its premises, and has a management team and equipment in place, the Company may nevertheless be deemed to be subject to many risks typically associated with a start-up entity. These risks will include the Company's ability to implement its strategic plan for two-way radio, paging and PCS operations in the manner set forth herein, including continuing to attract and retain qualified individuals and the ability to raise appropriate financing as necessary. As such, no assurance can be given as to the timing and extent of revenue receipts and expense disbursements or the Company's ability to successfully complete all the tasks associated with developing and maintaining a successful enterprise. In addition, there can be no assurance that the Company will be able to successfully attract sufficiently skilled labor to build out, operate and manage its new PCS operations.

      The Company believes that its future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include the very substantial cost of building its PCS networks (including any unanticipated costs associated therewith), fluctuating market demand for the Company's services, establishment of a market for PCS, pricing strategies for competitive services, delays in the introductions of the Company's services, new offerings of competitive services, changes in the regulatory environment, the cost and availability of PCS infrastructure and subscriber equipment and general economic conditions.

      The Company has incurred cumulative net losses through December 31, 1996 of approximately $6 million. These losses resulted primarily from expenditures associated with development and marketing of the Company's paging and two-way radio systems, the Company's move to more suitable premises, circumstances relating to its successful bid on PCS Licenses, and the transition away from its agency relationship with BANMC. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities while it develops and constructs its PCS networks and builds its customer base for both paging and PCS operations. The Company cannot accurately determine the extent to which such operating losses will be offset by revenues generated from its Paging Network and cellular solicitations and activations, and other related sales and services. Moreover, profitable operation of its PCS networks may be several years away; and there can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flow from operating activities in a timely manner, it may not be able to meet its debt service or working capital requirements and it may be unable to pay off the Debentures, and underlying Common Stock may, as a result, have little or no value.

Substantial Leverage; Ability to Service Debt to FCC

      The Company should be considered to be highly leveraged. The indebtedness to the FCC alone, in connection with the award of PCS licenses, is approximately $23,806,980, with annual interest payments of approximately $1.7 million (assuming an interest rate of 7% per annum), payable in quarterly installments for the first six (6) years and then principal and interest in years seven through ten. Notwithstanding the current FCC Interest Moratorium, the Company may incur substantial financial penalties, license revocation or other enforcement measures at the FCC's discretion in the event that the Company becomes unable to make timely payments on its FCC Notes. If required to resume its quarterly installments at the present time, the Company would not have sufficient funds from this Offering, the Prior Regulation D Offering, and from near-term operations or cash flow to make such payments. Therefore, the Company would be required to obtain additional financing on short notice, which may not be available, or only available on terms which may not favor the Company.

      In the event that the Company anticipates defaulting on any required payment, it may request a three to six month grace period before the FCC cancels its license. In the event of default by the Company, the FCC could reclaim the licenses, reauction them, and subject the Company to a penalty comprised of the difference between the price at which it acquired its license and the amount of the winning bid at the reauction, plus an additional penalty of three percent of the subsequent winning bid. As indicated above, there can be no assurance that the Company will submit all of the required payments pursuant to the FCC's installment payment plan in a timely manner. Irrespective of the proceeds received from this Offering, the Company will not have sufficient available capital for any of the next four quarterly payments of interest on the FCC Notes, or with respect to any other such installments; and will most assuredly require additional financing or capital thereafter, at such time as the Interest Moratorium is lifted or modified. There can be no assurance that the Company will obtain such additional financing or capital.

      As of December 31, 1996, after giving pro forma effect to its recent Offering of $4,970,334.00 of 8% Cumulative Convertible Debentures, and the award of the PCS licenses, the Company's total indebtedness would have been approximately $33,970,236, or approximately 93% of its total capitalization, and its stockholders' equity would have been approximately $2.2 million. In addition, the Company intends to enter into secured financing agreements with equipment manufacturers and other vendors during the next 12 to 18 months in connection with the build-out of its PCS networks. Although the Offering facilitates the Company's entry into the PCS business and is expected to improve the Company's financial flexibility for the succeeding three to four quarters, the Company's total indebtedness and debt service requirements will be substantially increased as a result of such additional financings, and the Company will continue to be subject to significant financial restrictions and limitations.

      The Company's leverage could have important consequences on the following:
(i) the Company's vulnerability to general economic and industry conditions;
(ii) the Company's ability to obtain financing to fund future anticipated and unknown capital requirements, capital expenditures or other general corporate purposes; (iii) the application of a substantial portion of the Company's cash flow from operations to the payment for principal of and interest on indebtedness; (iv) the possibility that the Company will not have sufficient funds to pay interest on the indebtedness or to repay the indebtedness at maturity; and (v) the ability to effectively compete with better and larger capitalized companies.

Need for Additional Financing

      The development, construction and initial start-up phase associated with construction of the Company's PCS networks will require substantial capital investment. The Company most recently offered the 8% Convertible Debentures with estimated maximum aggregate net proceeds to the Company of $1,990,000, net of transaction costs and fees. The net proceeds from that Offering, which is still pending, together with anticipated revenue from operations over the next four quarters, will not be sufficient to fund the initial network build-out of the Company's PCS markets, or to service its debt through the end of 1997. Unless cash flows are better than anticipated, or the FCC Interest Moratorium on the Company's Notes in connection with the award of its PCS License, is extended until a time when the Company's cash flows are expected to substantially improve (i.e., mid-1998), there will not be sufficient monies to pay the next successive quarterly installments on the FCC Notes, and there will be markedly reduced amounts for working capital, or working capital shortfalls. In addition, the estimated cost of build-out of the Company's PCS Network is sixty million dollars, the source of which can not yet be identified or assured, and which must be deemed uncertain.

      Pursuant to its strategic relationship with NextWave, the Company is hopeful that NextWave may assist the Company with respect to various introductions to institutional lending sources or equipment leasing, or other vendor financing arrangements for the build-out of its PCS system. However, NextWave itself is highly leveraged, and anticipates requiring approximately $1.3 billion to build-out its PCS networks. There is no assurance that NextWave will obtain its necessary financing, that it will survive start-up, or that it will enter into any binding arrangements to assist the Company. Other sources of additional capital may include additional vendor financing and public and private equity and debt financings by the Company, or its subsidiaries. The Company currently has limited sources of income, but is separately exploring a public or private financing of its PCN subsidiary for these purposes. There can be no assurance that additional financing will be available to the Company or its PCN subsidiary, or, if available, that it can be obtained on terms acceptable to the Company (including acceptable dilution), and within any limitations that may be imposed on the Company. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and could have a material adverse effect on the Company's financial condition and continued viability.

PCS System Implementation and Operation Risks; Lack of In-House Engineering

      In marked contrast to the build-out of its Paging Network, the Company does not plan to perform design and systems engineering with respect to the build-out of its PCS system and network. The Company does not presently have either the engineering acumen or expertise, nor sufficient available capital to accomplish this. Accordingly, the Company will rely on consultants such as NextWave, or others who may finance PCN development or operations. There can be no assurance that the design and systems engineering teams retained by the Company will be successful in implementing its PCS networks, or that such networks will perform as well or better than PCS networks designed by infrastructure equipment vendors. In addition, the Company may be required to hire additional engineering personnel and make extensive use of outside contractors to deploy its PCS networks. There can be no assurance that the Company will be able to locate and hire or otherwise secure such additional engineering resources. The failure to do so could have a material adverse effect on the Company's timely deployment of its PCS networks and its financial condition and results of operations.

      The successful construction of the Company's PCS networks will depend, to a significant degree, on the Company's ability to lease or acquire sites for the location of its base station transmitter equipment. The site selection process will require the negotiation of lease or acquisition agreements for approximately 240 sites for the Company's PCS networks, and may require the Company to obtain zoning variances or other governmental approvals or permits in rural areas, which may be resistant to technological change. The Company intends to retain consultants to provide site identification and acquisition services in each of its markets. The Company expects that the site acquisition process will continue throughout the construction of the Company's PCS networks. Each stage of the process involves various risks and contingencies, many of which are not within the control of the Company and any of which could adversely affect the construction of the Company's PCS networks.

      There can be no assurance that the Company will be able to construct its PCS networks in any particular market within the purview of its PCS licenses, in accordance with any construction plan and schedule for implementation of PCS that is developed. If the Company is not able to implement its construction plan, the Company may not be able to provide services comparable to those provided by the cellular and other PCS operators in its PCS markets, and, as a result, the Company's growth may be limited. In addition, each of the Company's licenses is subject to an FCC requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each such PCS market within five years of the grant of the applicable license, and to at least two-thirds of the population within ten years of the grant. Failure to comply with these requirements could result in the revocation or forfeiture of the Company's licenses or the imposition of fines on the Company by the FCC. The construction of the Company's PCS networks is subject to successful completion of the design of the networks, site and facility acquisitions, the purchase and installation of the networks' equipment, testing of the networks and satisfactory relocation or other accommodation of microwave users currently using the spectrum. Winners of the A-Block and B-Block PCS licenses, which were granted their licenses in June 1995, have a significant head-start in constructing their networks. Most cellular licensees have at least a five to ten-year time advantage over PCS licensees and are currently upgrading their networks to digital technology. Therefore, delays in implementation could have a material adverse effect on the Company.

      In addition, the implementation of any construction plan is subject to the availability of the CDMA infrastructure equipment that the Company plans to use. There is considerable demand for PCS infrastructure equipment, manufacturers of such equipment have substantial backlogs or orders and lead times for delivery of such equipment are long. The Company intends to enter into additional agreements for the supply of infrastructure and/or subscriber equipment. However, there can be no assurance that the Company will be able to purchase equipment on terms favorable to the Company, or at delivery dates required by the Company to construct its PCS networks in a timely manner. In addition, there are certain risks in the Company's strategy of building-out its networks in phases. There can be no assurance that the Company will be able to successfully deploy its initial networks to achieve maximum population coverage in its targeted markets within the expected time frame and an acceptable construction budget.

      The Company's success in the implementation and operation of its Network and system is subject to other factors beyond the Company's control. These factors include, without limitation, changes in general and local economic conditions, availability of equipment necessary to operate the PCS system, changes in communications service rates charged by others, changes in the supply and demand for PCS and the commercial viability of PCS systems as a result of competition with wireline and wireless operators in the same geographic area, demographic changes that might affect negatively the potential market for PCS, changes in the federal and state regulatory scene affecting the operation of PCS systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations), changes in technology that have the potential of rendering obsolete the Company's technology and equipment, and the myriad of external forces and conditions with respect to which the Company may have no control, such as labor unrest, acts of nature, and other circumstances related to construction. In addition, such demand is anticipated to increase the extent of the potential demand for PCS, but cannot be estimated with any degree of certainty. There can be no assurance that one or more of these factors will not have significant adverse effects on the Company's financial condition and results of operations.

Uncertainty of CDMA Commercial Operations;
Ability to Offer Roaming Services; Handset Availability

      CDMA technology has not been implemented on a wide commercial scale in the United States and has been used internationally on a limited basis. The first commercial use of CDMA began in October 1995 in Hong Kong. As of the end of April 1996, the Hong Kong Network had 20,000 subscribers. There can be no assurance that CDMA technology will be successful in a broader market. In addition, certain networks implementing CDMA have experienced problems in their early trials including poor hand-offs (the transfer of a subscriber from one cell to another as the subscriber travels through geographic areas) and problems with analog interference with dual-mode CDMA handsets for 800 MHz cellular operations. While the Company believes that some of the problems are unique to 800 MHz cellular operations and solutions for other problems have been identified and are in the process of being resolved, there can be no assurance that the Company will not encounter the same or other technological problems, or that the proposed resolutions of existing problems will be successful.

      A risk associated with the Company's selection of CDMA technology is the ability of the Company to offer PCS roaming service to its customers' subscribers when they are in other markets. In order for the Company's subscribers to roam in other wireless markets (and vice versa), at least one PCS licensee in the other market must utilize CDMA technology and roaming arrangements must be agreed upon between the Company and such other PCS licensee, or the subscribers must use a dual-band phone that would permit the subscriber to use the cellular system existing in the other market. The Company has been advised that such dual-band phones are not expected to be available until 1997 at the earliest. Based on public announcements by A-Block and B-Block licensees and winning bidders in the C-Block Auction, the Company believes that CDMA will be widely deployed in the U.S. Nevertheless, such PCS licensees are under no obligation to use any particular access technology. There can be no assurance that PCS licensees planning to use CDMA technology will not elect to use Time Division Multiple Access ("TDMA"), Global System for Mobile Communications ("GSM") or some other technology of the future. Accordingly, although the Company has made a preliminary determination to utilize CDMA technology, the Company will continue to assess the market and may alter its technology plans. There can be no assurance that one of the other three technologies will not also pose problems.

      Currently there are very few suppliers of CDMA handsets. Additional suppliers are scheduled to deliver CDMA handsets commencing in the second quarter of 1997, and thereafter. There can be no assurance, however, that those suppliers will commence production or, if they do commence production, that they will be able to deliver quality handsets in sufficient quantities and at desirable prices. Handsets used for PCS systems cannot currently be used with analog cellular systems and vice versa. While the Company believes that dual-band handsets will allow a user to access both PCS systems and analog cellular networks will be commercially available in 1997, there can be no assurance that such handsets can be successfully manufactured or that consumers can obtain such handsets at competitive prices. In addition, dual-band full digital handsets are expected to be larger and more expensive than single-mode handsets. The lack of interoperability or the comparatively higher cost of such handsets may impede the Company's ability to attract potential new wireless communications resellers.

License Transfer Restrictions

      The FCC has also promulgated regulations restricting transfer of C-Block licenses. Most notably, transfer of C-Block licenses is not permitted within the first five years of grant of the license unless the transfer is to another entity eligible to be a C-Block licensee, such as another Small Business. After five years, licenses are freely transferable providing FCC approval prior to the transfer has been obtained. All transfers during the first ten-year license term are subject to unjust enrichment penalties.

      In addition, the FCC is considering whether to allow PCS licenses to "partition" their licensed geographic areas and to permit "spectrum disaggregation" in their frequency blocks. Partitioning and disaggregation would allow licensees to spin off discrete portions of their licensed areas and/or frequencies to third parties. While the Company may benefit from the ability to transfer unwanted portions of its licenses, other PCS licensees and future WCS licensees with whom the Company will compete will also have that ability, thereby increasing the number of competitors the Company may face in a given market.

Competition

      Competition in the wireless industry is intense. There can be no assurance that the Company will be able to compete successfully, or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed. In addition, many of the Company's competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company. Some competitors are expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. Several of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements with wireless telecommunications networks that cover most of the United States.

      The FCC issued PCS licenses to the A-Block and B-Block license winners in June 1995. Accordingly, the holders of the A-Block and B-Block PCS licenses in the Company's BTAs have a significant time-to-market advantage over the Company. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company's successfully implementing its marketing strategy. In addition, the increase in the number of PCS competitors in each of the Company's markets is expected to lead to substantial increases in the capacity of wireless MOUs available in such markets. Many cellular providers currently sell MOUs on a wholesale basis to other carriers as well as on a retail basis to consumers. The Company anticipates that such cellular providers, as well as new PCS providers, will compete with the Company in the future, and offer to wholesale MOUs for digital wireless services.

      The Company expects to compete with other communications technologies that now exist, such as paging (including two-way digital paging), enhanced specialized mobile radio ("ESMR") and domestic and global Mobile Satellite Service ("MSS"). In the future, cellular service and PCS will also compete more directly with traditional landline telephone service providers, energy utilities, local multipoint-distribution service and cable operators who expand into the offering of traditional communications services over their cable systems and utilities seeking to offer communications services by leveraging their existing infrastructure. In addition, the Company may face competition from technologies that may be introduced in the future, such as WCS.

Limited PCS Operating History in the United States;
Significant Change in the Wireless Industry

      PCS systems have limited operating history in the United States and there can be no assurance that operation of these systems will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The wireless telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of digital upgrades in existing analog wireless services, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. As a result, the future prospects of the industry and the Company and the success of PCS and other competitive services remain uncertain.

Government Regulation

      The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by state regulatory agencies, the FCC, Congress and the courts. There can be no assurance that the FCC, Congress, the courts or state agencies having jurisdiction over the Company's business will not adopt or change regulations or take other actions that would adversely affect the Company's financial condition or results of operations. Many of the FCC's rules for the C-Block Auction and the PCS licenses acquired thereunder have not been tested by the courts and are subject to being changed by Congressional action. In addition, FCC licenses to provide PCS services are subject to renewal and revocation. The Company's PCS licenses will have ten year renewable terms. There can be no assurance that the Company's licenses will be renewed.

      The Telecommunications Act of 1996 (the "1996 Act") mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Included in these mandates are requirements that the Local Exchange Carriers ("LECs") must: (i) permit other competitive carriers, which may include PCS licensees, to interconnect to their networks; (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks; and (iii) offer resale of its local loop facilities. The implementation of these mandates by the FCC and state authorities potentially involves numerous changes in established rules and policies which could adversely affect the Company's financial condition and results of operation.

      The FCC has proceedings in process which could open up other frequency bands for wireless telecommunications and PCS-like services. The FCC also is considering in a pending rulemaking proceeding the ability of PCS licensees to offer a variety of fixed services. The FCC is also considering flexible spectrum use for PCS and for future spectrum allocations, such as WCS. There can be no assurance that these proceedings would not adversely affect the Company and the Company's ability to offer a full range of PCS services.

      The Company's broadband PCS operations are expected to use microwave communications facilities to "backhaul" its telecommunications traffic between fixed points in its service areas. Under new rules that become effective in August 1996, new microwave licenses carry a 10-year license term. The FCC has recently proposed to auction certain fixed microwave licenses, some of which the Company may seek to use. If adopted, this proposal would increase the Company's microwave license acquisition costs.

      Under existing law, the FCC can refuse or revoke certain licenses, including PCS licenses, if it finds that it would not be in the public interest for more than 25% of the capital stock of the parent of an FCC licensee to be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Although the Company's "long-form" license application filed with the FCC after the completion of the C-Block Auction indicates that the Company is in compliance with the FCC rules, if the foreign ownership of the Company, as the parent of FCC-licensed subsidiaries, were to exceed 25%, the FCC could revoke the FCC licenses of its subsidiaries if the FCC found the public interest would be served thereby, although the Company could seek a declaratory ruling from the FCC that more that more than 25% foreign ownership was in the public interest, or take action to reduce the Company's foreign ownership percentage in order to avoid the loss of its licenses. The restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. entities.

      Financial Affiliation Rules. To be financially eligible as an Entrepreneur and/or Small Business applicant for C-Block PCS licenses, the gross revenues and assets of the applicant's "financial affiliates," are counted towards (or "attributed to") the applicant's total gross revenues and total assets. Financial affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. Affiliates of noncontrolling investors with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to C-Block applicants for purposes of determining whether such applicants financially qualify for the applicable C-Block Auction preferences. In case the Company changes its equity structure, no passive investor would be permitted to own more than 25% of the Company's total equity or voting stock on a fully diluted basis.

      In addition, if an entity makes bona fide loans to a C-Block applicant, the assets and revenues of the creditor would not be attributed to the applicant unless the creditor is otherwise deemed an affiliate of the applicant, or the loan is treated by the FCC as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest thresholds (for purposes of both the financial affiliation and foreign ownership rules). Although the FCC permits a creditor/investor to use standard terms to protect its investment in C-Block applicants, such as covenants, rights of first refusal, and supermajority voting rights on specified issues, the FCC has stated that it will be guided but not bound by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The Company may seek loans by various creditor/investors or vendors, some of which may be alien (non-U.S.) entities. There can be no assurance that the FCC will not treat such debt financings as equity, and that such treatment would not cause the Company to exceed the applicable foreign ownership thresholds.

Management of Growth

      As the Company's business expands, the Company will need to implement enhanced operational and financial systems and will require additional employees and management, operational and financial resources, including more sophisticated financial and operational personnel. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems, or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business. Failure to implement such systems, successfully obtain, integrate and utilize the required employees and management, operational, and financial systems, or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business, failure to implement such systems successfully and use such resources effectively could have a material adverse effect on the Company's results of operations and financial viability.

Rapid Technological Change

      The wireless PCS products industry is embryonic and, as such, is experiencing very rapid technological change. To remain competitive, the Company's business must develop or gain access to new technologies in order to increase product performance and functionality and increase cost-effectiveness. Given the emerging nature of the wireless PCS industry, there can be no assurance that the Company's products or technology, such as its selection of CDMA, will not be rendered obsolete by alternative technologies. The development of new wireless PCS products is highly complex and the Company could experience delays in developing and introducing its equipment. Alternative technological and service advancements could materialize in the future which could prove both viable and competitive to those employed by the Company in offering wireless services.

Dependence on Key Management

      The Company is highly dependent upon the personal efforts and abilities of its President and Chief Executive Officer, William S. Taylor, and its Executive Vice President and Treasurer, Les Winder. The loss of the services of Mr. Taylor and/or Mr. Winder could have a material adverse effect on the Company. The Company has entered into five-year employment agreement with Mr. Taylor and Mr. Winder, which expire in October, 1999 and April, 2000, respectively, and which are renewable at the option of Messrs. Taylor and Winder for a successive three-year terms. The agreements include non-disclosure and non-competition provisions. The Company has obtained key-person insurance on the lives of Messrs. Taylor and Winder in the amount of $1,000,000 and $500,000, respectively, the proceeds of which are payable to the Company. In addition, certain key managers of the Company have yet to be identified and any delay in identifying and any difficulty in hiring such key managers could negatively affect the Company.

      In addition, on May 28, 1997, the Board of Directors approved in principal the cancellation of certain indebtedness owed to the Company by Messrs. Taylor, Winder and DePalo, and Brenda Taylor, in connection with the issuance of the Series B Preferred Stock. The Notes due from such persons to the Company are due upon conversion and are automatically extended year to year. This approval was given subject to anticipated structuring of the transaction so as to minimize the expense to the Company and income to the Series B Preferred Shareholders. It is anticipated that when such structuring is achieved and presented by counsel, this matter will be resubmitted to the Board of Directors for final approval, and will be announced at the Company's Special Meeting of Shareholders to be noticed and called for July/August 1997, in connection with a Shareholder vote to amend the Articles of Incorporation to add voting rights to the Class B Preferred Stock. In the event that this matter is finally approved by the Board, such persons may realize pro rata up to $6,000,000 in income in or with respect to 1997, without any accompanying receipt of cash. As a result, such individuals may be unable to meet their financial and tax obligations with respect to such transaction, which may have other impacts on their overall financial condition, and on their ability to perform on behalf of the Company. The Company may realize a corresponding amount of expense. This circumstance involves tax issues which may not be without uncertainty, including issues relating to the valuation of the Preferred Stock, and the timing of the payment of the Notes. Such persons and the Company are consulting with their respective tax advisors.

Radio Frequency Emission Concerns; Medical Device Interference

      Media reports have suggested that radio frequency ("RF") emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Other health concerns may materialize over a longer period of time. Concerns over RF emissions may have the effect of discouraging the use of wireless handsets, which could have an adverse effect on the Company's business. On August 1, 1996, the FCC adopted rules which update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including wireless handsets. While the adopted rules impose more restrictive standards on RF emissions from lower power devices such as wireless handsets, it is believed that all wireless handsets to be marketed and to be used by the Company's subscribers, comply with such new standards. Studies performed by wireless telephone equipment manufacturers have rebutted these allegations, and a major industry trade association and certain governmental agencies have stated publicly that the use of such phones poses no undue health risk. Regardless of the truth of these allegations, their very existence could have an adverse effect on the Company, and could have future substantial adverse impacts on the mobile cellular telephone and PCS markets. Although CDMA handsets operate at lower power than other wireless handsets, and therefore would comply with the proposed standards, if adopted, the same concerns about RF emissions could remain present with CDMA handsets. These concerns could have an adverse effect on the Company's financial condition and the results of its operations.

      In addition, digital wireless telephones have been shown to cause interference to some electronic devices, such as hearing aids and pacemakers. Industry trade associations, together with the University of Oklahoma Center for the Study of Wireless Electromagnetic Compatibility and other interested parties, currently are studying the extent of, and possible solutions to, this interference.

Relocation of Incumbent Fixed Microwave Licensees

      In an effort to balance the competing interests of 2GHz microwave incumbents and newly authorized PCS licensees in that spectrum band, the FCC has adopted: (i) a transition plan to relocate fixed microwave operators that currently are operating in the 2GHz band, and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will help defray the costs of the relocation. PCS licensees will only be required to relocate fixed microwave incumbents if they cannot share the same spectrum. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.

      Relocation generally involves a PCS operator compensating an incumbent for costs associated with system modifications and new equipment required to move to alternate, readily available spectrum. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire, or emergency medical service operations, the voluntary negotiation period is three years. The FCC currently is considering whether to shorten the voluntary negotiation period by one year. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter.

      The FCC's cost-sharing plan allows PCS licensees that relocate fixed microwave links outside of their license areas to receive reimbursements from later-entrant PCS licensees that benefit from the clearing of their spectrum. Recently, the FCC designated two non-profit associations to serve as clearinghouses to administer the cost-sharing plan.

      The Company has not yet done an in-depth analysis of the microwave installations in its PCS License Area, but does not believe that its relocation expenditures will exceed $350,000.

Termination of Contractual Relationship With BANMC

      During 1995/96, the Company received 100% of its cellular service and solicitation income from BANMC, and for the first three months of 1997 (through March 31, 1997) averaged approximately $52,000 per month in such income. The Company and BANMC have terminated their agency relationship (through NYNEX or Bell Atlantic). This had a substantial immediate impact on the short-term business and cash flow of the Company, resulting in higher than expected cash flow shortfalls during the period January through May, 1997. Management has attempted to replace commission income derived from BANMC with income to be derived from a combination of AT&T Wireless, as a cellular carrier or wireless service provider, and by entering into a dealer relationship with OmniPoint in the New York Metropolitan Area. Absent this arrangement to terminate the BANMC relationship, the Company's efforts to implement and undertake action and activities in pursuance of its view that PCS is the future of wireless communications would have been substantially limited by the terms of certain non-competition provisions in its Agreement with BANMC.

History of Losses

      For the twelve months ended December 31, 1996, the Company had a net loss of $6,031,090 from sales of $7,357,437, as compared to a net loss of $2,628,959 from sales of $7,564,094 for the same period ending December 31, 1995. During the years ended December 31, 1994 and 1993, the Company's sales were $9,423,964 and $6,377,425, respectively, and the Company incurred net income (losses) of $125,460 and ($242,847), respectively. The Company intends to continue to invest in domestic paging systems, wireless telephone systems and other telecommunications products, which may not be profitable for extended periods of time, if at all, and which are capital intensive. The Company also intends to continue its cellular agency business. There can be no assurance that revenues from the operation of the Company's Paging Network, plus activation and residual income from its cellular agency business will be sufficient, alone or together with additional capital raising or financing efforts and mechanisms, which may not be feasible without a short or long-term prospect of profit, and which may not be accomplished for other reasons beyond the Company's control, to meet the Company's financial needs and there can be no assurance of profitability.

Dependence Upon External Suppliers

      The company does not manufacture either its cellular, paging or PCS-related wireless equipment or accessories. Cellular equipment utilized by the Company is supplied by a variety of vendors such as BANMC, NYNEX, Ericsson, Motorola, Samsung, NEC America, Inc. and others.

      There are over 20 companies worldwide that are licensed to manufacture and supply CDMA network equipment, including Lucent Technologies, Hughes Network Systems, Hyundai Electronics, LG InfoComm ("LGIC"), Motorola, NEC, Northern Telecom and Samsung Electronics to manufacture and sell CDMA network equipment. In addition, Alps Electric, AT&T, Fujitsu, Hyundai Electronics, LGIC, Maxom Electronics, Mitsubishi, Motorola, NEC, NOKIA Mobile Phones, OKI Electric, Matsushita (Panasonic), Nippon Denzo, QUALCOMM, Samsung Electronics, SONY Electronics and SANYO Electric are licensed to manufacture and sell CDMA subscriber equipment. The Company intends to deploy equipment from multiple vendors in its networks. However, shortage of supply for CDMA handsets and other equipment is anticipated in 1997 and 1998.

      The Company will be relying upon these external sources of supply, none of which are currently bound to supply the company with its requirements. There can be no assurance that a suitable supply of equipment will be available at such times as the Company may require.

Technological Obsolescence

      The telecommunications industry in general, and wireless communications in particular, are undergoing rapid and significant technological change. The Company will need access to improving technology in order to remain competitive. There can be no assurance that the Company can obtain access to such new technology through licensing agreements, joint ventures or otherwise. The Company does not intend to allocate any significant portion of the proceeds of this Offering to research and development. Consequently, the Company may invest time and financial resources in new technology, such as PCS, with no assurance that the Company will be successful in accessing new technology and, even if the Company is successful in its development efforts, that the technology will be commercially viable or will be competitive with the then existing technology.

Lack of Proprietary Technology

      Although the Company is protected by its FCC Paging and PCS Licenses in it respective License Areas, those licenses are subject to renewal at the end of ten (10) years, and in the case of the PCS license, to the Company's ability to make timely payment of the installment under the FCC Notes, and to meet developmental time deadlines and requirements. The failure to obtain renewal of its licenses could substantially erode the value of its respective investment in paging and PCS network infrastructure. Moreover, the Company does not have, nor does it presently intend to develop, proprietary communications technology. As noted above, the Company's participation in the telecommunications industry is dependent upon it obtaining access to technology for new products and services through purchase of equipment and services from large suppliers. Large manufacturers dominate technological development in the wireless communications industry and changes in their methods of distributing such products could reduce access to technology and harm its growth prospects.

Maintenance of Customer Base

      During the year ended December 31, 1996, approximately 46.1% of the Company's revenues were derived from activation and residual payments from cellular carriers. While the Company had a customer base of approximately 40,000 subscribers for which it received monthly residual payments from the cellular carriers, those subscribers had no long-term contracts and they could terminate their service at any time. Moreover, upon the termination of the Company's relationship with BANMC, these residuals were discontinued; and there are no arrangements for residual payments under the Company's new arrangements as an AT&T sub-agent. Specifically, as part of its "Settlement and Separation Agreement" with BANMC, the Company obtained a release from any restrictions otherwise prohibiting the solicitation of its prior customer base. The Company believes this customer base may be exploited for new business, especially with respect to the emerging new PCS service.

Voting Control by Officers, Directors and
Related Entities; New Voting Rights

      Upon consummation of the Company's pending Debenture Offering, it is expected that the Company's Officers and Directors and persons which may be considered affiliates of, or related to, such Officers and Directors initially will beneficially own approximately 43% of the Company's outstanding Common Stock, and securities convertible into Common Stock, and other securities of the Company, without consideration of the conversion of the Debentures into Common Stock. If they voted in the same manner, such stockholders would represent a significant portion of the votes required to elect the entire Board of Directors of the Company and, in general, to determine the outcome of matters submitted to the stockholders for approval. In addition, on May 28, 1997, the Board of Directors voted to amend the Company's Articles of Incorporation to add voting rights for the four million Class "B" Preferred Shares held by Messrs. Taylor, Winder and DePalo (which are convertible into Common Stock at an exchange rate of one-and-one-half common shares for each Class "B" Preferred). The voting rights would attribute one vote for each share of Class B Stock, although the conversion of such Preferred Stock would allow the four million Series B Preferred Shares to vote at the rate of 6 million Common Shares. This matter will be submitted to a vote by the Company's Shareholders, at a meeting anticipated to be noticed for and held in July/August, 1997. The affirmative vote of the Company's Shareholders is necessary to effect this change. If this change is accomplished, such officers, directors and affiliates will have substantially enhanced voting rights, without the necessity of first converting their existing Preferred Stock into Common Stock.

Transactions with Affiliates; Two Independent Directors

      The Company has engaged in several transactions with affiliates, which the Company believes are on terms at least as favorable to the Company as could be obtained with unaffiliated third parties under the circumstances of such transactions and arrangements. Although the Company's Board of Directors has adopted a policy that the Company will not enter into any further transactions with affiliates unless the Company first obtains approval of the Board of Directors, and a majority of its independent directors. The Company presently has two independent directors. Accordingly, both directors must agree to approve such transactions.

Further Dilution; Demand Registration

      The Company currently has pending concurrent Regulation D and Regulation S Offerings with respect to its 8% Cumulative Convertible Debentures. The Regulation D, but not the Regulation S, Investors in that Offering will have certain "Demand Registration" and "Piggyback Registration" rights. Exercise of these Registration Rights involves a substantial expense to the Company, and may impede future financing, when it may be crucial to the Company. In addition, prior to the date hereof, the Company has issued an aggregate of 4,000,000 shares of Preferred stock convertible into Common Stock, 5,700,000 Class A and B Warrants, and has also issued Stock Options. Exercise of such Warrants and other convertible securities and options of the Company will result in a reduction of the ownership interest of the Company's stockholders. The holders of the Warrants may be expected to exercise them at a time when the Company may, in all likelihood, be able to obtain needed capital on more favorable terms.

No Escrow for Proceeds Allocated to PCS Installments

      Pursuant to the Company's Prior Regulation D Offering, made at December 6, 1996, the Company allocated approximately $1,729,267.32 of the net proceeds of that Offering for the payment of its quarterly installments of interest only on its FCC Notes, payable through September 30, 1997, in connection with the PCS License Fee, but did not plan to, and did not, escrow or otherwise segregate those funds apart from the Company's General Funds. As written, the FCC Notes require interest only payments on a quarterly basis, requiring the initial payment of $479,400.84 on December 31, 1996, and the payment of $416,622.16 on each of March 31, June 30 and September 30, 1997. The December, 1996 installment was paid from the proceeds of the Prior Regulation D Offering; however, other uses, caused by higher than anticipated cash flow shortfalls, caused the Company to expend the remaining proceeds so that there were no funds available for subsequent interest payments. Fortunately, as a result of the circumstances described above, the FCC put in place the Interest Moratorium with respect to such payments, and no further installments have been required to date. Since monies were not reserved from the Prior Regulation D Offering, and since it is not anticipated or provided that monies will be segregated or allocated for this purpose from the current Offering, in the event management does not reserve or provide enough capital for this purpose from operations, or obtain monies for such purposes from additional financing, and if the FCC Interest Moratorium on such payments is not continued by the FCC, the Company may be unable to pay the FCC Notes, and may be penalized or sanctioned; or it may lose its PCS Licenses.

Absence of Cash Dividends

      The Board of Directors does not anticipate paying cash dividends on the Common Stock, Preferred Stock or other securities of the Company in the foreseeable future, and intends to retain all future earnings, if any, to finance the growth of the Company's business, including its capital needs with respect to PCS operations. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements and the general operating and financial condition of the Company.

Possible Increase in Shares Eligible for Future Sale

      As of the date hereof, 1,298,675 of the 14,659,508 (calculated prior to this Offering) shares of the Company's issued and outstanding Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, which became eligible for sale under Rule 144 beginning in or about May, 1997, through in or about March, 1998.

      In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the company (or persons whose shares are aggregated), who owns restricted shares of Common Stock which have been held for a period of at least one year (as effective April, 1997) (previously it was two (2) years) after the later of the acquisition of such shares from the issuer or from an affiliate of the issuer is entitled to sell, within any three-month period, a number of shares that does exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is listed on an exchange or quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the company of at least the three months preceding the sale and who owns shares of Common Stock which have been held for a period of at least three years after the later of the acquisition of such shares from the issuer or from an affiliate of the issuer is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. An increase in the number of shares of Common Stock offered for sale by existing holders and prospective Investors, can have an adverse effect on the market price of the Company's securities.

Limited Prior Public Market; Possible Volatility of Stock Price; Effect of Cessation of Operations of Market-Maker

      Prior to the date of this Prospectus, the Common Stock has traded on a limited basis "over-the-counter" through the NASD's Electronic Bulletin Board and on the Boston Stock Exchange and there has been a limited public market for the Company's previously issued Class A Warrants. There can be no assurance that an active trading market will continue to develop, or subsist, or that purchasers of the Debentures will be able to sell their Common Stock when and if converted or registered, or pursuant to Rule 144, or otherwise, at prices equal to, or greater than, the Conversion Price, or at the prices on which the Company's stock has traded. The market prices of the Company's Common Stock and the Class A Warrants may be significantly affected by factors such as announcements by the Company, or its competitors, as well as variations in the Company's results of operations and market conditions in the telecommunications industry in general. The market prices may also be affected by movements in prices of stocks in general. Although the Common Stock and the Class A Warrants have been approved for quotation on the NASDAQ Small-Cap Market and the BSE, there is no assurance that they will remain eligible to be included on NASDAQ or the BSE.

      Moreover, on April 29, 1997, First Cambridge Securities Corp., the Company's primary market-maker, ceased doing business due to its failure to meet capital requirements and certain transactional occurrences which the Company believes are under investigation. This had an adverse effect on the maintenance of the market in the Company's stock. The Company is attempting to replace this relationship.

      Although no prediction can be made about the effect, if any, that market sales of the Common Stock or Class A Warrants, or the availability of Common Stock or Class A Warrants for sale will have on the market prices prevailing from time to time, sales of substantial amounts of the Common Stock and/or the Class A Warrants in the public market may have an adverse impact on the market prices for the Common Stock and the Class A Warrants.

Possible Delisting of Securities from NASDAQ or Boston Stock Exchange

      The NASD imposes stringent criteria for continued listing of securities on the NASDAQ Small-Cap Market. To maintain the listing of its securities on the NASDAQ Small-Cap Market, the Company must have, among other things, total assets of $2,000,000 (as at March 31, 1997 it had only approximately $2,139,656 of current assets, as reported on the Company's quarterly report as filed with the Commission on Form 10-QSB, for the quarter ended March 31, 1997), capital and surplus of $1,000,000 and, in certain circumstances, a minimum bid price for its common stock of $1.00 per share (recent bid prices have ranged at or about $.56). In the event the Common Stock or Class A Warrants are delisted from the NASDAQ Small-Cap Market as a result of losses, or otherwise, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's Electronic Bulletin Board. The BSE imposes similar continuing listing requirements. As a consequence of delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. The Company could also suffer a loss of news coverage, and information relating to the Company may become more difficult to obtain, which could in turn result in a decline in the market for the Company's securities and make it more difficult for the Company to obtain additional financing.

      On November 6, 1996, the Board of Directors of NASDAQ approved certain changes in NASDAQ rules to strengthen both the quantitative and qualitative standards for Issuers on NASDAQ. These proposed changes are in the "public comment" stage and may be adopted in the near term, upon filing with the Commission. The following is a summary of certain rule changes which could affect the Company: (i) elimination of the alternative to a $1.00 bid requirement; (ii) application of the National Market corporate governance standards to SmallCap Issuers, which would require: (a) a minimum of two independent directors; (b) an Audit Committee, a majority of which are independent directors; (c) an annual shareholder meeting: and (d) shareholder approval for certain corporate actions; (iii) certain accounting changes relating to computation of net tangible assets, as a result of accounting for good will associated with various merger and acquisition activities, or as in the case of telecommunications companies, such as the Company, significant depreciation changes. (It is believed that these proposed changes will benefit the Company); and (iv) peer review of auditors for NASDAQ companies.

      The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the NASDAQ Small-Cap Market and any equity security listed by an issuer that has: (i) net tangible assets of at least $2,000,000, if such issue has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such an issuer has been in operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      In addition, if the Company's securities are not quoted on the NASDAQ Small-Cap Market, or the Company does not have $2,000,000 in net tangible assets, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

      Although the Company's Common Stock and Class A Warrants will, as of the date of this Prospectus, be outside the definitional scope of a penny stock, as they will be listed on the NASDAQ Small-Cap Market, in the event the Common Stock and Class A Warrants were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely adversely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of holders of the company's securities to sell their securities in the secondary market.

Corporation Takeover Provisions

      The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (the Company did not make such an election); (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan); or, (v) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

Certain Charter and By-laws Provisions

      The Company's Certificate of Incorporation, as amended, and By-laws, limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for: (i) breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption; and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

      The Company's Certificate of Incorporation, as amended, authorizes the Company to purchase and maintain insurance for the purposes of indemnification. The Company intends to apply for directors' and officers' insurance, although there can be no assurance that the Company will be able to obtain such insurance on reasonable terms, or at all. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under the Certificate of Incorporation, as amended, or By-laws. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Legal Proceedings

      On March 4, 1996 the Company commenced an action entitled: Electronics Communications Corp. as Plaintiff, against Toshiba America Consumer Products, Inc. ("Toshiba") and Audiovox Corporation, as Defendants, case number 96 Civ. 1565, pending in the United States District Court for the Southern District of New York. The complaint asserts claims for antitrust, breach of contract, tortious interference with contract and tortious interference with prospective economic advantage and business relations. The complaint seeks damages in excess of $5,000,000, and treble damages of more than $16,000,000. This action was commenced because the Company expended significant monies and resources, including the issuance of 200,000 shares of the Company's Common Stock to a consultant in anticipation of a South American cellular telephone program which the company was to undertake exclusively on behalf of Toshiba, based on certain reliance on Toshiba, and the withdrawal of Toshiba's commitment based on an unlawful conspiracy with Audiovox. Immediately prior to the commencement of the program, Toshiba discontinued manufacturing the line of cellular telephones that the program was designed to offer. This decision, which the Company believes was coerced by Audiovox, has caused significant damages to the Company.

      The defendants Toshiba and Audiovox moved to dismiss a portion of the case, claiming that the Company had not pled a cognizable antitrust cause of action, and that the remaining claims should be dismissed for lack of supplemental jurisdiction, which could then be prosecuted in the State Courts. On August 12, 1996 the Court ruled in favor of the motion of defendants, Toshiba and Audiovox, and the cause was dismissed on such date. The Company appealed the Court's ruling, filing its Brief on Appeal on February 21, 1997. On March 12, 1997, Toshiba and Audiovox served their responsive brief, and oral argument before the United States Court of Appeals for the Second Circuit was scheduled for, and held on May 22, 1997. This matter has now been fully argued and submitted, and the parties are awaiting the Court's decision. If the Company is successful with respect to its contention that it has stated "antitrust" claims, rather than merely contract claims, exhaustive discovery and trial preparation will ensue.

      On or about March 11, 1997, the Company was served with a Summons and Complaint in an action entitled: "Daily News, L.P. v. Free Trade a/k/a Free Trade Distributors, Inc. and Electronics Communications Corp.," pending in the United States District Court for the Southern District of New York. The Plaintiff, The Daily News, claims breach of a certain Advertising Contract, in that the Company's subsidiary failed to pay for certain advertising and failed to meet the minimum advertising expenditures set forth therein, resulting in the imposition of a "short rate" with higher payment requirements. As a result, Plaintiff claims damages aggregating $156,284.87. The Company believes it has an excellent working relationship with The Daily News, and that this suit resulted from a misunderstanding between the respective principals of the parties, which remained unclarified due to the illness of an officer of the Company, and which concerned the dependency of the level of the Company's advertising on the continuation of the Company's agency relationship with BANMC. Counsel for the Company and The Daily News have conferred, and stipulated to extend the Company's time to answer or move with respect to the Complaint, so that the principals might confer.

      As a result of those discussions, an Agreement in Principle regarding settlement was reached. Counsel for the parties are now drafting appropriate settlement documents for submission to the Court. In substance, the agreement provides for the payment of $75,000 by the Company in sequential payments through in or about March, 1998, with a resumption of advertising in The Daily News at such times and in such amounts as the Company may determine. If The Daily News is satisfied that the business relationship has been restored to its satisfaction as at December 31, 1997, it shall waive all additional payments and the matter shall be settled for $75,000. If for any reason The Daily News elects to proceed, the Company retains all defenses to the payment of any amounts in excess of $75,000.

      On or about July 11, 1997 the Company was served with a Summons and Complaint in an action entitled: Brightpoint, Inc. v. Free Trade Distributors, Inc. and Electronics Communications Corp., pending in the United States District Court for the Southern District of Indiana, Indianapolis Division. Brightpoint is a former supplier of the Company, and claims that the Company owes it approximately $400,000 plus interest for merchandise delivered, consisting principally of cellular telephones. Prior to this suit, counsel for the Company advised the potential claimant that the Company believes it has valid and compelling counterclaims which equal or exceed Brightpoint's claims for payment. The Company has not answered yet, but intends to deny the essential allegations of the Complaint and to assert counterclaims in excess of Brightpoint's claims. Since this litigation is at its incipient stage, it is too early to fully assess the likely outcome, or any ability to achieve alternative resolution.

CONSULTATION AGREEMENTS

      The Company and Bay State entered into the Consulting Agreement as of June 27, 1997. Under the terms of the Consulting Agreement, Bay State has agreed to consult with and advise the Company and render written recommendations with respect to:

      (a) the Company's need for enhancement of its internal financial and accounting systems and statements and personnel;

      (b) the Company's need for specific criteria, procedures, mechanisms and facilities to project and forecast the Company's costs, expenses and other expenditures, and its income stream and payables with respect to payment and billing cycles and cash flow needs and availabilities;

        (c) the Company's need for and availability with respect to various forms of funding, including various forms of vendor financing or other forms of lending, both current and long-term, in connection with the Company's buildout of its PCS network, and the expansion, continued development, promotion and commercial exploitation of its PCS and proprietary paging system and networks;

all with a view to thereafter meeting with executive management of the Company to consider, refine and analyze the Consultant's recommendations, and for the purposes of adopting and implementing improved internal financial, accounting, forecasting and other mechanisms, facilities and methodologies with respect to the Company's continuing evolution into and emergence in the wireless telecommunications arena.

      In consideration for providing such consulting services, the Company has agreed to issue Bay State an aggregate of 50,000 shares of the Company's Common Stock as and after registration on SEC Registration Form S-8. From and after the registration hereunder, these securities will be freely tradable. Nonetheless, Bay State has represented and covenanted with the Company that it will not sell or otherwise dispose of the Bay State Shares sooner than 45 days after the effectiveness of this Registration Statement.

FEDERAL INCOME TAX EFFECTS

      The Consultant is required to pay all applicable taxes which are assessed against it as a result of its receipt of compensation under the Consultation Agreement, and the Company is not withholding any such taxes from the compensation paid to the Consultant. The Consultant shall indemnify and hold harmless the Company, together with its officers and directors, with respect to any such taxes or other assessments which may be due and payable as a result of the payment or receipt of compensation under the Consultation Agreement.

                              PLAN OF DISTRIBUTION

      This Prospectus covers the registration and future sale by the Consultant of the Bay State Shares issued pursuant to the Bay State Consulting Agreement with the Company. The Company has been advised that Bay State will hold the Bay State Shares and shall not sell or transfer such shares for a period of 45 days from the registration date of this Prospectus.

      From and after the effectiveness of this Registration Statement, the Consultant may distribute or resell the Bay State Shares offered hereby to the public on the OTC market at prices and at terms prevailing on the date of sale or in negotiated transactions or otherwise. The Consultant may also pay customary brokerage commissions on sales.

      The Consultant and any brokers or dealers through whom sales of the Common Stock are made may be deemed "underwriters" within the meaning of the Securities Act, and any profits realized on the sale may be deemed underwriting compensation. The Consultant has undertaken to the Company to comply with Rule 10(b)6 under the Securities Act of 1934, as amended, in connection with any distribution of the Company's securities.

      The shares of Common Stock are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

      The Company has agreed to indemnify the Consultant against certain liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

      The Company has agreed to pay all expenses incurred in connection with the registration of the shares offered hereby. The Consultant shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers in connection with a sale of its Shares.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Bay State Shares by the Consultant. Additionally, pursuant to an agreement between the Company and the Consultant, the cost of registering the shares offered hereby, estimated to be $6.25, is being paid by the Company. The Consultant will, however, pay the other costs related to the sale of its shares, including discounts, commissions and transfer fees.

                             SELLING SECURITYHOLDERS

      To the knowledge of the Company, the Selling Securityholders have not had any material relationship with the Company within the past three years. More specifically, Bay State has not had any relationship with the Company prior to the execution of the Consulting Agreement

                    DESCRIPTION OF SECURITIES OF THE COMPANY

      The total authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $.05 per share, 4,000,000 shares of Series A Preferred Stock, par value $.01, and 8,000,000 shares of Series B Preferred Stock, par value $.01.

      The following description relating to the Capital Stock of the Company, is a summary only and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation, as amended, and By-Laws, copies of which are available from the Company upon written request.

Common Stock

      The shares of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company subject to the preference shares of Preferred Stock, and holders of Common Stock have no right to receive dividends until dividends have been paid to holders of Series A Stock and unless such dividends have been declared; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) are not subject to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and non-assessable.

      Since the Common Stock of the Company does not have cumulative voting rights, the holders of more than 50% of the outstanding shares, can elect all of the Directors, if they choose to do so, in which event the holders of the remaining shares cannot elect any Directors. Accordingly, since the presently existing Officers, Directors and a control person or persons own more than 50% of the outstanding shares, they will continue to be able to elect all of the Directors.

      The Company has paid no cash or cash dividends and it is not anticipated that any cash dividends will be paid in the foreseeable future. In all events, the declaration of cash dividends will depend upon future earnings, if any, the financial needs of the Company, and other pertinent factors.

      As at November 30, 1996, there were 40,000,000 shares of the Common Stock authorized for issuance. Of that amount, 11,915,515 shares were issued and outstanding. Upon the Maximum Offering, the Company will issue 2,200,000 shares of Common Stock, and will reserve the additional sum of 4,050,000 shares of Common Stock for issuance upon the conversion of the Class A Warrants, including the Class A Warrants granted to the Placement Agents.

Series B Preferred

      (a) Designation. The number of authorized shares constituting the Series B Preferred Stock is 8,000,000, which may be increased or reduced by further resolution duly adopted by the Board of Directors and the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware.

      (b) Voting. The holders of shares of Series B Preferred Stock shall not be entitled to any notice of meeting of stockholders, nor any vote, except as required by the Delaware General Corporation Law.

      (c)   Liquidation Rights.

            (1) Upon the dissolution, liquidation or winding up of the Company, the holders of the Series B Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, or any other class of Capital Stock ranking junior to the Series B Preferred Stock upon such liquidation, dissolution or winding up, an amount equal to $0.01 per share of Series B Preferred Stock.

            (2) After the payment to the holders of the shares of Series B Preferred Stock of the full preferential amounts provided for in Paragraph (c)(1), the holders of the Series B Preferred Stock as such shall not be entitled to receive any additional distribution.

            (3) In the event the assets of the Company available for distribution to the holders of shares of Series B Preferred Stock upon any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Paragraph (c)(1) above, no such distribution shall be made on account of any shares of any other class or series of Capital Stock of the Company ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distribution amounts shall be paid on account of the shares of Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all parity shares are respectively entitled upon such dissolution, liquidation or winding up.

      (d) Conversion. Each share of Series B Preferred Stock shall be convertible at any time after October 1, 1996 at the option of the holder thereof into one and one-half (1 1/2) shares of Common Stock (the "Conversion Rate"). The Conversion Rate shall be subject to adjustment from time to time in certain instances as provided in the Company's Articles of Incorporation

      (e) Ranking. No Capital Stock of any class or series shall be deemed to rank prior to the shares of Series B Preferred Stock upon any liquidation, dissolution or winding up of the Company. Any Capital Stock of any class or series of the Company shall be deemed to rank as follows:

            (1) on a parity with shares of Series B Preferred Stock upon the liquidation, dissolution or winding up of the Company, as the case may be, if the holders of such Capital Stock shall be entitled to the receipt of amounts distributable upon such liquidation, dissolution or winding up in proportion to their respective liquidation prices, without preference or priority, one over the other, as between the holders of such Capital Stock and holders of the Series B Preferred Stock.

            (2) junior to shares of Series B Preferred Stock upon such liquidation, dissolution or winding (the "Junior Stock"), if such capital stock shall be Common Stock, or if the holders of the shares of Series B Preferred Stock shall be entitled to the receipt of amounts distributable upon such liquidation, dissolution or winding up of the Company in preference or priority to the holders of shares of such Capital Stock.

      (f) No Other Rights. The shares of Series B Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth above in this certificate of Designation and the Certificate of Incorporation.

A Warrants

      The Company has previously issued Class A Warrants, some of which are registered, and some of which are not. The Class A Warrants previously issued in registered form, are governed by and subject to the terms of a warrant agreement between the Company and American Stock Transfer and Trust Company, New York, New York, as the warrant agent (the "Warrant Agent").

      Upon the consummation of the Company's Regulation D Offering, at or about December 6, 1996, the Company issued and/or was obligated to issue 3,705,501 Class A Warrants to purchase an equal number of shares of Common Stock, and reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Class A Warrants. No fractional shares will be issued upon the exercise of the A Warrants. The Company will pay cash in lieu of fractional shares. However, pursuant to the terms of a subsequent Regulation D Offering, all participants in the December 6, 1996 Regulation D Offering were offered the opportunity to exchange all of their Units (consisting of one (1) share of Common Stock and one and one-half (1 1/2) Class A Warrants to purchase a like amount of Common Stock), which Units sold for $1.00, for the Company's to be issued 8% Cumulative Convertible Debentures, due June 30, 2000. The aggregate amount of Units sold pursuant to the Regulation D Offering made in December, 1996 was $2,470,334. If, as expected, all of the Prior Regulation D Investors exercise their right to exchange their Units for Debentures, all of the 3,705,501 Class A Warrants will be cancelled.

      Apart from the terms of this Exchange Offering, the Company may redeem the previously issued Class A Warrants (in certain circumstances with the underwriter Representative's prior consent) at any time after May, 1996 at a price of $0.01 per Class A Warrant upon forty-five (45) days prior written notice if the closing inside bid quotation of the Common Stock on NASDAQ has been at least $8.00 during the twenty (20) consecutive trading days ending on the third day prior to the day on which notice of redemption is given.

      Each Class A Warrant entitles the holder thereof to purchase one (1) share of Common Stock at a price of $2.25 per share, exercisable until May 12, 2000. Some of the Class A Warrants contain anti-dilution provisions that protect the Class A Warrantholders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications or mergers. Class A warrantholders will not possess any rights as a stockholder of the Company. The shares of Common Stock, when issued upon the exercise of the Class A Warrants in accordance with the terms thereof, will be fully paid and non-assessable.

      During the time when the Class A Warrants are exercisable, the Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of the Class A Warrants reside, in order to comply with applicable laws in connection with the exercise of the Class A Warrants and the resale of the Common Stock issued upon such exercise. So long as the Class A Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the Registration Statement to be filed under the Securities Act, and to take appropriate action under Federal and state securities laws to permit the issuance and resale of Common Stock issuable upon the exercise of the Class A Warrants. However, there can be no assurance that the Company will be in a position to effect such action under the Federal and applicable state securities laws, and the failure of the Company to effect such action may cause the exercise of the A Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the Class A Warrants, but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms.

B Warrants

      The Company has authorized the issuance of B Warrants to purchase a maximum of 1,000,000 shares of Common Stock, and has reserved an equivalent number of shares of Common Stock for issuance upon the exercise of such B Warrants. As of the date hereof, 990,000 B Warrants had been issued, but after various transfers and exchanges, only 300,000 may be deemed outstanding. (See "Executive Compensation - Note (6)"; "Certain Related or Other Transactions.") No fractional shares will be issued upon the exercise of the B Warrants, the Company will pay cash in lieu of fractional shares.

      The Company may redeem the B Warrants at a price of $.01 per warrant at any time after the first anniversary of the Effective Date upon 45 days prior written notice if the closing bid quotation of the Common Stock has been at least $8.00 on all twenty (20) of the trading days ending on the third day prior to the day on which notice of redemption is given. Each B Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.00 per share until May 12, 2000. On January 20, 1995, the Company agreed to reduce the exercise price of 300,000 B Warrants from $5.00 to $2.50 and amended the exercise period of these 300,000 B Warrants so that they are not exercisable until February 1, 1996. The B Warrants contain provisions that protect the B Warrantholders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, reclassifications or mergers. B Warrantholders will not possess any rights as a shareholder of the Company. The shares of Common Stock, when issued upon the exercise of the B Warrants in accordance with the terms thereof, will be fully paid and non-assessable. The Company may amend the terms of the B Warrants. The Company has no present intention of amending such terms.

8% Cumulative Convertible Debentures Due June 30, 2000

      Pursuant to concurrent Regulation D and Regulation S Offerings, as at June 20, 1997, the Company is offering a maximum of $4,970,334 principal amount of its 8% Cumulative Convertible Debentures, due June 30, 2000. Those Offerings continue to run concurrent with this Registration. The Debentures are convertible into the Company's $.05 par value Common Stock (the "Common Stock") by Regulation S Investors at any time after forty-one (41) days after the date of issuance of the Debentures pursuant to the Registration S Offering (the "Restricted Period"), and by the Regulation D Investors at any time after one hundred and eighty (180) days after the date of issuance of the Debentures pursuant to the Regulation D Offering (the "Exercise Hold Period"), at a conversion price equal to a thirty (30%) percent discount off of the five (5) day average daily closing bid price, as reported on NASDAQ (the primary exchange on which the Common Stock is listed and is traded), for the five (5) trading days immediately preceding the applicable Conversion Date (the "Conversion Price"). Additionally, at any time after one hundred and twenty (120) days after the issuance of the Debentures pursuant to the respective "Regulation S" and "Regulation D Exchange Offerings," the Company shall have the right to convert the Debentures into Common Stock, upon not less than ten (10) days notice to such respective Holders, on the same basis, determined by the Conversion Price; and all of such Debentures are subject to a mandatory, thirty-six (36) month conversion feature, measured from the date of issuance, or on or after June 30, 2000, upon the expiration of which (the "Mandatory Conversion Date") all Debentures then outstanding, together with accrued interest thereon, will be converted by the Company at the Conversion Price. Except as to Prior Regulation D Investors, who may purchase the Debentures in amounts or lots equal to their subscription amount pursuant to the Prior Regulation D Offering (i.e., in an amount equal to the aggregate cost of the Units purchased thereunder), Debentures will be sold and issued only in even multiples of $10,000.00.

      The Prior Regulation D Investors, but not the Regulation S Investors, will have certain "Demand Registration" rights with respect to the Common Stock underlying the Debentures, and separate and additional "Piggyback Registration Rights," which substantially track and mirror the registration rights afforded such Investors with respect to the Common Stock comprising and underlying the Units. In substance, the Regulation D Investors as Holders of the Debentures, shall have Demand and Piggyback Registration Rights exercisable upon notice to the Company from and after the Exercise Hold Period, and for a period of five hundred and forty-five (545) days thereafter (the "Registration Rights Period") to require the Company to file a Registration Statement with respect to the Common Stock underlying the Debentures, to register such shares under ss.5 of the Act, and to include such shares in a Registration Statement which the Company is otherwise filing with the Commission. In this connection, the Company intends to further amend the Company's Registration Statement on Form S-3, currently filed with and pending before the Commission, and intends to include therein for registration all Common Stock underlying the Debentures held by the Regulation D Investors only in a "Shelf Registration," so that upon conversion of the Debentures, the Common Stock to be received by the Regulation D Investors will be registered and freely tradeable. To the extent that the Company further amends its Registration Statement on Form S-3, and includes the registration of such Common Stock underlying the Debentures purchased by all Regulation D Investors, it shall be deemed to have satisfied all Demand Registration and Piggyback Registration Rights to which the Regulation D Investors are otherwise entitled. (See "Terms of the Offering.")

Anti-Takeover/Authorized but Unissued Stock

      Upon the completion of this Offering, and assuming that all of the Prior Regulation D Investors elect to exchange all of their Units for Debentures, and therefore tender all Common Stock and Class "A" Warrants previously purchased for cancellation, and assuming the Conversion Price is $.35 at conversion,1 the Company's authorized but unissued and unreserved capital stock will consist of 8,000,000 shares of Preferred Stock and approximately 1,903,530 shares of Common Stock. One of the effects of the existence of authorized by unissued capital stock may be to enable the Board of Directors to render more difficult, or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Company's Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or share exchange, to convert Preferred Stock into a large number of shares of Common Stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover.

      In the foregoing connection, it is reiterated that the Board of Directors of the Company, at a meeting held on May 28, 1997, voted unanimously to implement and facilitate a 12-1 reverse stock split with respect to the Company's Common Stock, and a 3-1 reverse stock split with respect to the Company's Series B Preferred Stock. It is anticipated that such measures

--------
1 This is intended as a hypothetical example, with the purpose of choosing a set of circumstances highlighting a higher than anticipated number of common shares than the Company believes is likely to result.

will be submitted to the Shareholders for a vote at a Special Meeting of Shareholders, to be noticed for and held in or about July, 1997. This meeting will be called principally to vote on, ratify, affirm and approve the Board of Directors' decision and vote also had at the May 28, 1997 Board of Directors meeting to amend the Company's Articles of Incorporation to add voting rights to the Series B Preferred Stock, at the rate of one vote for each share of Preferred Stock, although the ratio of conversion of the Preferred Stock into Common Stock of the Company is one for one and one-half shares of Common Stock.

                                 LEGAL MATTERS

      The legality of the Shares offered hereby will be passed upon for the Company by Rosenberg & Fein.

                                    EXPERTS

      The financial statements of the Company as of December 31, 1996 and for the years ended December 31, 1995 and December 31, 1994 have been incorporated by reference in this Prospectus and Registration Statement in reliance upon the report of Stetz, Belgiovine CPAs, P.C., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


Item 3. Incorporation of Documents by Reference.

      The following documents are incorporated by reference in this Registration Statement and made a part hereof:

      (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

      (b) The Company's Amended Annual Report on Form 10-KSB/A for the year ended December 31, 1996;

      (c) The Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997;

      (d)   The Company's Periodic Report on Form 8-K, dated May 17, 1997;

      (e) The Company's Registration Statement on Form S-3 (Pre-Effective Amendment No. 5), as filed on July 17, 1997, as part of Registration No. 333-4748;

      (f) All other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration

          Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

               Not applicable.

Item 5. Interests of Named Experts and Counsel.

               None.

Item 6. Indemnification of Directors and Officers.

                  Pursuant to the Company's certificate of incorporation, as amended, and by-laws, filed as exhibits hereto, the Company shall indemnify its directors, officers, employees and agents to the fullest extent permissible under the General Corporation Law of the State of Delaware, as effective from time to time, or any other applicable law.

                  Under Section 145 of the Delaware General Corporation Law, the
            Company has the power to indemnify directors, officers, employees and agents under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

                  The Company's certificate of incorporation, as amended, and by-laws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase which was illegal under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit.

                  The foregoing provisions may provide indemnification against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the

             Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment be the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy.

Item 7. Exemption from Registration Claimed.

             Not Applicable.

Item 8. Exhibits.

            Number      Description
            ------      -----------

            4.1 Consulting Agreement dated June 27, 1997 between the Company and Bay State Development Trust.

            5.1 Opinion of Rosenberg & Fein regarding the legality of the securities being registered.

            23.1 Consent of Stetz, Belgiovine CPAs, P.C., as Independent Certified Public Accountants.

Item 9. Undertakings.

             The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (b) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                              Provided, however, that paragraphs (1)(a) and
                              (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which become unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
            Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

      (7) To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of New Jersey, on July 14, 1997.

                                    ELECTRONICS COMMUNICATIONS CORP.


                                    s/ William S. Taylor
                                    ----------------------------
                                    William S. Taylor, President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


             Signature                             Capacity                       Date
             ---------                             --------                       ----
s/ William S. Taylor                 Chairman of the Board, Chief Executive
------------------------------       Officer, President (Principal Executive
William S. Taylor                    and Financial Officer)                    July 14, 1997


s/ Les Winder                        Executive Vice President, Treasurer
------------------------------       and Director                              July 14, 1997
Les Winder


s/ Brenda Taylor                     Director and Secretary                    July 14, 1997
------------------------------
Brenda Taylor


s/ Andrew A. Miller                  Controller                                July 14, 1997
------------------------------
Andrew A. Miller


/s Robert DePalo                     Director                                  July 14, 1997
------------------------------
Robert DePalo